Exhibit 99.4

Trinity Industries, Inc.
Earnings Release Conference Call
Comments of Steve Menzies
Senior Vice President and Group President
Rail and Railcar Leasing Groups
July 27, 2011

Thank you, Tim, Good morning!

Second quarter operating results of the Rail Group and Leasing Group reflect increased railcar production and improved operating performance amid strong railcar demand. Our Rail Group posted a 66% increase in operating profit while shipping approximately 39% more new railcars during the 2nd quarter compared to the 1st quarter of 2011. Our railcar order backlog increased to its highest level since the 2nd quarter of 2008. Our Leasing Group experienced a 21% increase in operating profit compared to the 2nd quarter 2010 due to increased utilization, lower fleet maintenance expenses and profit from lease fleet sales. Lease rates and renewal trends continue to strengthen while our lease fleet continues to grow.

Railcar demand, during the past several quarters, and current order inquiries have been strong. Railcars serving shale oil production and natural gas fracking expansion are in high demand, as are railcars serving the chemical and petrochemical industries. These industries are benefiting from abundant low-priced natural gas feedstock encouraging North American production expansion. We are also seeing strong demand for railcars that transport fertilizers, minerals and agricultural products as export shipments of these commodities expand. Demand for railcars that serve the lumber, paper and coal industries continues to be weak. The overhang of idle railcars in North America is still declining with some railcar types in tight supply.

During the 2nd quarter, the North American railcar manufacturing industry received orders to build 16,900 new railcars while delivering approximately 10,600 railcars. The industry backlog now stands at more than 57,300 railcars. TrinityRail received orders for approximately 7,860 new railcars during the 2nd quarter while delivering approximately 3,115 railcars bringing our year to date delivery total to 5,355. Our 2nd quarter orders were from industrial shippers, railroads and third party lessors. TrinityRail’s railcar production backlog was approximately 27,240 railcars at the end of the 2nd quarter up 21% from the end of the 1st quarter. Approximately 13% of the units in our production backlog are for customers of our leasing business. Based upon our backlog and current new railcar inquiry levels, we project a further increase in railcar production during the 3rd and 4th quarters. For the year 2011, we are projecting delivery of between 13,800-14,200 new railcars. As a point of comparison, we delivered 4,750 railcars in 2010 and slightly more than 9,100 railcars in 2009.

We were successful at securing orders during the 2nd quarter that fit very well with our production plans. We continue to focus on orders that optimize production at our facilities currently in operation, minimize line changeovers and reflect stronger pricing levels. Our 2nd quarter orders should position us to attain increased operating leverage. However, we are uncertain as to the precise timing of efficiency improvements. Hiring, training and retaining skilled labor for such a steep ramp-up in production is challenging. The length of time required to bring our labor force up to speed will impact the timing and scope of our production efficiencies.

Component supply, while tight, has not, thus far, impeded our ability to meet delivery commitments to our customers. We appreciate the responsiveness and support of our key suppliers as we ramp-up production. Our success in maintaining our supply chain reflects the effectiveness of our forecasting and the close working relationship we enjoy with key suppliers through long term supply agreements. Our strong supply chain relationships enhance our flexibility to bring on additional railcar production when market conditions support sustainable demand and strong pricing levels.

We added 900 new railcars to our lease portfolio during the 2nd quarter bringing our wholly-owned lease fleet to more than 53,700 railcars, a 5.4% increase compared to the 2nd quarter 2010. Our lease fleet utilization at the end of the 2nd quarter 2011 was 99.3%. Our average remaining lease term remained at 3.4 years. The average age of railcars in the fleet was 6.3 years. The TRIP lease fleet totals 14,605 railcars operating at 99.9% utilization. As a reminder, Trinity owns 57% of TRIP and manages the portfolio.

As I mentioned earlier, lease renewal trends are favorable. A high percentage of our lessees are renewing their expiring contacts, therefore lowering our remarketing expenses. Renewal rates are also showing [strong] increases. In the near term, we continue to focus on obtaining longer lease terms as we now have the opportunity to re-price assets in a strong lease renewal market. An increase in our fleet average remaining lease term will take time as we only renew a small percentage of our lease fleet each quarter. Higher new railcar prices driven by increased demand and rising steel costs, are helping to raise the “ceiling” on lease rates for existing railcars thus supporting stronger lease renewal trends.

In summary, current railcar market conditions remain favorable for improved lease fleet returns and increased railcar production. Our operations team is highly focused on maximizing our operating leverage and sustaining production efficiencies. We will open additional railcar production as sustainable demand prescribes. We expect to continue to grow our lease fleet to meet customer needs as returns support additional fleet investment.

I’ll now turn it over to Antonio.